October 12, 2007

VIA FACSIMILE (202-772-9210) AND VIA EDGAR

United States Securities and Exchange Commission

100 F St. N.E.

Mail Stop 4561

Washington, DC   20549

Attn: Wilson K. Lee

Subject:

Intelligentias, Inc.

Item 4.02 Form 8-K

Filed August 20, 2007

File No. 333-124460

Dear Mr Lee:

This letter is in further response to the Subject above and in reference to your August 22, 2007 letter.

We acknowledge that:

•

The company is responsible for the adequacy and accuracy of the disclosures in the filings;

•

Staff comments or changes to disclosures in response to staff comments do not foreclose the Commission from taking any action with respect to the filings; and

•

The company may not assert staff comments as a defense in any proceeding initiated by the Commission of any person under the federal securities laws of the United States.

Sincerely,

Intelligentias, Inc.

Ian Rice

Chairman and CEO

Intelligentias, Inc.

303 Twin Dolphin Drive - Suite 600 - Redwood City - CA - 94065

Phone: (650) 632-4526